                                  Exhibit 10.46


Memorandum Opinion and Order Authorizing The Sale Of Substantially All Of The Debtors' Assets Free And Clear Of Liens, Claims and Encumbrances, The Assumption And Assignment Of Certain Executory Contracts And Leases, And The Assumption Of Certain Liabilities, dated February 5, 1998.

                                                                   EXHIBIT 10.46


                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

IN RE:                              )
                                    )
PHOENIX INFORMATION SYSTEMS         ) Case No. 97-2498 (RRM)
CORP., PHOENIX SYSTEMS LTD., and    )
PHOENIX SYSTEMS GROUP, INC.,        )
                                    )
                  Debtors.          )



                             ______________________

                               MEMORANDUM OPINION
                             ______________________


James L. Patton, Jr., Esquire, Robert S. Brady, Esquire, Brendan L. Shannon, Esquire, and Victoria W. Counihan, Esquire, Young, Conaway, Stargatt & Taylor, Wilmington, Delaware; Peter A. Ivanick, Esquire, Angela J. Somers, Esquire, Carolyn H. Dicker, Esquire, and Timothy W. Walsh, Esquire, LeBoeuf, Lamb, Green & MacRae, New York, New York; counsel for Debtors.

Laurie S. Silverstein, Esquire, Potter, Anderson & Corroon, Wilmington, Delaware; Robert D. Drain, Esquire, and Andrew Logan, Esquire, Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York; counsel for the Secured Creditors of Phoenix Partners.

John D. Demmy, Esquire and Eric D. Schwartz, Esquire, Morris, James, Hitchens & Williams, Wilmington, Delaware; Gary M. Schildhorn, Esquire and Steven D. Usdin, Esquire, Adelman Lavine Gold & Levin, Philadelphia, Pennsylvania; counsel for the Official Committee of Equity Security Holders.

Jeffrey Schlerf, Esquire, The Bayard Firm, Wilmington, Delaware; Thomas E. Lauria, Esquire, White & Case, Miami, Florida; counsel for Infinity Investors, Ltd.

John D. McLaughlin, Jr., Esquire, United States Trustee's Office, Philadelphia, Pennsylvania; counsel for United States Trustee.

                              ____________________


Dated: February 5, 1998

McKELVIE, District Judge

         This is a bankruptcy case. Phoenix Information Systems Corporation and its subsidiaries Phoenix Systems Ltd. and Phoenix Systems Group, Inc. have filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. With their petitions they have moved for an order approving an agreement by which they sell substantially all of their assets. the Official Committee of Equity Security Holders opposes the sale. This is the court's decision on the motion.


I.       FACTUAL AND PROCEDURAL BACKGROUND

         The court draws the following facts from testimony and documents offered into evidence at hearings on December 4, 8, 9 and 19, 1997, and January 15, 21 and 26, 1998.

         Phoenix Information Systems ("Phoenix") is a publicly traded Delaware corporation with its principal place of business in St. Petersburg, Florida. Phoenix is in the business of developing automated information systems for the travel and tourism industry. For the past few years the company has directed its efforts to developing software for the airline reservation industry in the People's Republic of China.

         The parent corporation is a holding company. Its subsidiary Phoenix Systems Group is a U.S. based corporation that focuses on software development. Phoenix Systems Ltd. is a Bermuda corporation and a partner in a joint venture with China Southern Airlines named Hainan-Phoenix Information Systems Ltd.

         Phoenix has not generated any significant revenues since its inception. It has sustained net losses of $4,841,824 in its fiscal year ending March 31, 1995, $9,704,318 in 1996, and $11,031,821 in 1997. the company's current operating expenses are approximately $700,000 to $800,000 a month. Those expenses include approximately $120,000 every two weeks for payroll, $27,000 a month for rent, $75,000 to $100,000 a month for telecommunications expenses, and $150,000 a month for development related expenses done through outside consultants. On the day of filing, Phoenix had $39,000 in cash, $65,000 in accounts receivable and $725,000 in accounts payable.

         Phoenix has survived to date by raising cash, including through a public offering of stock and subsequently through the issuance of convertible notes and then the sale of preferred stock.

         Phoenix's principal asset had been its 70% ownership interest in a joint venture it entered into in 1993 with a regional airlines in China, Hainan Airlines. The joint venture, Hainan-Phoenix Information Systems Ltd., is a company organized under the laws of the People's Republic of China. The joint venture's principal business is working towards the development and installation of an airline reservation system in China.

         In the fall of 1995, Phoenix was offered the opportunity to purchase a twenty-five percent interest in Hainan Airlines. Phoenix lacked the resources to purchase the stock. Because its Board of directors was interested in seeing that the stock was placed in friendly hands, Phoenix introduced Hainan to one of Phoenix's investors, S-C Phoenix, an entity owned or controlled by George Soros and Dr. Purnendu Chatterjee. S-C

Phoenix purchased the Hainan Airlines stock through American Aviation, Ltd., a Mauritius corporation. As a part of that transaction, S-C Phoenix granted to Phoenix an option to purchase within one year up to fifty percent of American Aviation at a premium of approximately twenty percent over the per share price S-C Phoenix had paid.

     Phoenix continued to raise funds to cover current operating expenses. In the spring of 1996, it raised $9,000,000 through the sale of Series A and B preferred stock to Infinity Group, an entity owned or controlled by the Hunt family. By the fall, Phoenix's Board and management were projecting that their joint venture would have the computer software up and running by mid-1997 and that they would need an additional $7,500,000 to get them to that point. At the same time, their option to purchase American Aviation stock was expiring at the end of December.

     In early December of 1966 Phoenix entered into an agreement by which it issued Series C preferred stock to S-C Phoenix for $15,000,000. Phoenix then exercised its option and for $7,500,000 purchased twenty-five percent of American Aviation. (At that time and now, American Aviation's interest in Hainan had been reduced from twenty-five percent to twenty-one percent.) Phoenix's right to transfer that stock was restricted by American Aviation's Articles of Association, which provide that Phoenix must obtain S-C Phoenix's consent before it can transfer the stock.

     In November of 1996, Hainan Airlines sold its thirty percent interest in the joint venture to China Southern Airlines. China Southern agreed to invest $4,800,000 in the joint venture in exchange for an additional fifteen percent stake.

     In early 1997, the Phoenix Board replaced the company's management. The new management prepared a revised business plan that pushed back the date when the joint venture's software would be up and running an additional nine months or a year, to March or June of 1988. The company then went back to raise cash. During the period from May of 1993 through December of 1996, the company had raised (and spent) approximately $39,000,000.

     The Board hired an investment banking firm, Benedetto Gartland, to assist them in raising funds. Benedetto Gartland management and Board members made extensive efforts to locate new sources of funds. They sought to have the company's stock listed on the American Stock Exchange or NASDAQ, but were unsuccessful. They approached China Southern, potential partners such as EDS, Kemp Gemini, IBE, and Siemens, institutional investors such as AIG, Deutsche Bank, Hambrecht & Quist, Schroeder Capital Partners, Peregrine Direct Investments, Walden Group, Barton Capital, Furman Selz, and wealthy families in the U.S., Europe and Asia, all without success.

     Phoenix entered into negotiations to sell its American Aviation share to an entity called Sino-American for $8,000,000, but S-C Partners informed Phoenix it would not consent to the sale. In June, Phoenix sought to enter into an agreement selling the American Aviation stock back to S-C Phoenix for $7,500,000. Negotiations dragged on through the summer. One complication for Phoenix was that its investment advisor,

Benedetto Gartland, was not prepared to give it an opinion that $7,500,000 was a fair value for the stock. Negotiations broke down in the fall of 1997.

     Phoenix was running out of cash and in January of 1998 would have to pay an additional $1,800,000 into the joint venture. Once more the Board attempted to raise cash from institutional investors. This time a special committee established by the Board contacted over thirty firms, without success.

    In November, S-C Phoenix proposed that Phoenix be put in Chapter 11 and that S-C Phoenix would purchase substantially all of its assets for $20,000,000. The purchase price would provide sufficient funds to pay the costs of bankruptcy and any unsecured creditors. Approximately $16,000,000 would be applied towards amounts due the holders of preferred stock. The Board of Phoenix eventually agreed to this proposal, apparently having concluded that the only alternative would be to liquidate the business.

     Phoenix filed the petitions on December 3, 1997. On the date of the filing of the petition, Phoenix had 51,842,176 shares of common stock outstanding. S-C Phoenix held 15,985,000 shares. With its Series C preferred stock it held the right to an additional 15,000,000 shares. The agreement with S-C Phoenix provided for S-C Phoenix to make funds available on an interim basis with a closing on the sale to take place before December 31, 1997.

     Following initial hearings on Phoenix's motions, including its motion for approval of the agreement of sale, the court entered an order directing Phoenix to provide notice of the proposed sale to, among others, prospective purchasers, creditors, preferred equity holders, common stockholders, and to cooperate in soliciting competing bids. Phoenix subsequently published notice of the sale in the Wall Street Journal and The New York Times, and sent the sale agreement to over thirty potential buyers and to those specified in the court's order. The court set January 17, 1998 as the date for the hearing on the sale. To date no other entity or individual has submitted another offer to buy all or any portion of the debtors assets.

     The court held hearings on the sale on January 21, and January 26, 1998. The Equity Committee objects to the sale on numerous different grounds. First, the Equity Committee argues that the proposed sale is not in good faith for several different reasons. The Equity Committee asserts that S-C Phoenix refused to permit Phoenix to transfer the American Aviation stock. Then S-C Phoenix negotiated with Phoenix until Phoenix had almost no cash left, at which time S-C Phoenix suddenly ceased negotiations. The Equity Committee also asserts that the $1,000,000 buy out fee demanded in exchange for the interim debtor-in-possession financing impeded others from making offers, and that S-C Phoenix would benefit from the proposed sale to the detriment of the common stockholders.

     Second, the Equity Committee argues that there is not a valid business reason supporting the approval of the sale. The Equity Committee asserts that Phoenix is acting hastily and that Phoenix has another alternative, selling the American Aviation shares, which it has not considered. Third, the Equity Committee argues that the sale price is not fair and reasonable, and that an appraisal of the assets should occur prior to the sale. Fourth, the Equity Committee argues that the notice provided was not adequate, that it did not discuss the fact that there was a "new business plan," and that Phoenix should have "marketed a new company." Fifth, the Equity Committee argues that the proposed sale would "'sub rosa' establish the terms of a reorganization plan and thereby short circuit the requirements of Chapter 11 for confirmation of plans."

     The Equity Committee also argues that a provision included in the sale agreement would "unfairly channel all claims on behalf of the common stockholders against the Debtors, [S-C Phoenix] or any of the Soros entities... to a fund comprised of no money." At the January 21, 1998, hearing, counsel discussed the issue with the court, and it appears that counsel for S-C Phoenix and counsel for the Equity Committee resolved this issue by agreeing to correct the language in the sale agreement and to clarify whether the sale is free and clear of liens.

II.  DISCUSSION

     Section 363 of the Bankruptcy Code provides that after notice and a hearing, the debtor "may use, sell, or lease, other than in the ordinary course of business, property of the estate," subject to the approval of the court. See 11 U.S.C. SS. 363(b)(1) (1995 & Supp. 1997). The sale of assets may not occur unless "each entity that has an interest in such

[assets] consents" or "the court, after notice and a hearing, authorizes such use, sale, or lease." Id. SS. 363(c)(2).

     The Equity Committee and various stockholders object to Phoenix's proposed sale of its assets. Thus, because the parties have not agreed to the sale of assets, the court must determine whether to authorize the transaction. The court will not grant the motion to sell if necessary to "provide adequate protection" to an objecting party's interest. See id. SS. 363(e). The party seeking to sell the assets bears the burden of proof on the issue of adequate protection. See id. SS. 363(o).

     Before the 1978 amendments to the Bankruptcy Code, a court could only approve a sale of assets "for cause shown." In re Titusville Country Club, 128 B.R. 396, 399 (Bankr. W.D. Pa. 1991)(citing In re Solar Mfg. Corp., 176 F.2d 493 (3d Cir. 1949)). Cause could be shown in an emergency situation. See id.
After the promulgation of the current SS. 363, several circuits adopted a less stringent standard, the "sound business purpose" test, for approving a sale of assets. See id. The sound business purpose test includes four factors:

          1)   Is the price fair and reasonable?

          2)   Have the debtors provided adequate and reasonable notice?

          3)   Was there good faith in the negotiations?

          4)   Is there a sound business purpose?

See id.

     In In re Delaware & Hudson Ry. Co., 124 B.R. 169, 176 (D. Del. 1991), this court followed the sound business purpose test. See id. (stating that [o]nce a court is satisfied that there is a sound business reason or an emergency justifying the pre-confirmation sale, the court must also determine that the trustee has provided the interested parties with adequate and reasonable notice, that the sale price is fair and reasonable and that the purchaser is proceeding in good faith"). Furthermore, in In re Abbotts Dairies of Pennsylvania, Inc., 788 F.2d 143, 147 (3d Cir. 1986), the Third Circuit ruled that before approving a sale of assets a court must make a finding of good faith by the purchaser. Relying on the Abbotts decision, at least one court has held that Abbotts "effectively overrules" the Third Circuit's earlier requirement that cause must be shown before approving a sale of assets. See In re Industrial Valley Refrigeration and Air Conditioning Supplies, Inc., 77 B.R. 15, 15 (Bankr. E.D. Pa. 1987).

     This court will follow the sound business purpose test in evaluating whether to grant Phoenix's motion to sell substantially all of its assets.

     A.   Did The Debtors Provide Adequate and Reasonable Notice?

     The first factor that the court must analyze before deciding whether to grant a motion to sell is whether there has been adequate an reasonable notice. See Delaware & Hudson, 124 B.R. at 176. The court will evaluate whether Phoenix provided adequate and reasonable notice to both potential objectors to the sale and to potential buyers.

     In Delaware & Hudson, id, at 180, this court recognized that the notice provided should "place all parties on notice that the Debtor is liquidating his business; disclose accurately the full terms of the sale; explain the effect of the sale as terminating the debtor's ability to continue in business; and explain why the proposed price is reasonable and why the sale is in the best interest of the estate." However, this court also stated that "[t]here is no precedent which dictates that the Bankruptcy Court must require that this information be included in the notice of the sale." Id. See also Titusville, 128 B.R. at 399 (finding that the debtors "properly noticed and advertised the sale" after mailing notice of the hearing and proposed sale to all creditors and parties in interest, and publishing the notice in papers).

     On December 9, 1997, the court issued an order requiring that Phoenix provide notice of the proposed sale to all persons known to assert liens or other interests in the assets to be sold, to all creditors and preferred equity holders, to all parties to executory contracts and unexpired leases that the debtors proposed to assume and assign pursuant to the sale, to all entities that had filed an appearance in the case, and to the United States Trustee and the Securities Exchange Commission. The court also ordered Phoenix to provide notice of the proposed sale to common stockholders in the Wall Street Journal and The New York Times.

     Phoenix sent notice of the proposed sale to all creditors, preferred security holders, and others specified in the court's order. Additionally, Phoenix placed notices in the national editions of both the Wall Street Journal and The New York Times, thereby notifying the common stockholders and any other members of the general public that might object to the proposed sale. Phoenix filed certifications of publication for both papers. Furthermore, Phoenix sent out bot pre- and post-petition notices of the proposed sale to over thirty different potential purchasers who had expressed a possible interest in Phoenix before Phoenix filed for bankruptcy. The notice Phoenix explained that, subject to court approval, Phoenix would sell substantially all of its assets to S-C Phoenix for $20 million. It also explained that, among other things, financial information regarding the assets was available and that Phoenix would consider any competitive bids. Phoenix provided both private and public notice of the proposed sale to those that might object to the sale, and to those that might potentially place a competing bid for the assets. Accordingly, considering Phoenix's financial crisis at the beginning of December 1997, and its need to move promptly, Phoenix has provided adequate and reasonable notice of the proposed sale to both potential objectors and potential buyers.

     B.   Is The Price Fair And Reasonable?

     The second factor that the court must analyze before deciding whether to grant a motion to sell is whether the price is fair and reasonable. See Delaware & Hudson, 124 B.R. at 176.

     Phoenix has actively sought interested investors for the past year, and Phoenix provided notice at it was open to receiving other bids. The only offer Phoenix received was for $20,000,000 from S-C Phoenix, which would provide sufficient funds to pay the costs of bankruptcy and any unsecured creditors, and approximately $16,000,000 would be applied towards amounts due the holders of preferred stock.

     The Equity Committee argues that the offer price is not fair and reasonable. The Equity Committee asserts that because S-C Phoenix included a $1,000,000 fee in the debtor-in-possession financing if Phoenix accepts another bid, and because of the restrictions on the American Aviation shares, other interested investors have been discouraged from making offers. However, the Equity Committee has not presented any evidence, such as evidence of other offers, showing that $20,000,000 does not accurately reflect the value the market places on the assets. On the contrary, the facts demonstrate that Phoenix unsuccessfully sought interested investors prior to filing for bankruptcy, and in the two months since Phoenix filed for bankruptcy no offers other than S-C Phoenix's $20,000,000 offer have been made. Apparently, therefore, S-C Phoenix, as the only interested investor, adequately represents the value the market places on these assets, and there is no basis for saying that the offer made is too low.

     Accordingly, the court concludes that $20,000,000 is a fair and reasonable price. See Industrial Valley, 77 B.R. at 22 (finding that the "the availability of the Debtor's business has been well-known in the industry for some time and no other offers have surfaced or are likely to surface," and therefore, concluding that "if the Debtor were to receive a figure approximating the previous [offer], we could not perceive any just basis for finding such an offer less than 'fair and reasonable'").

C.   Were the Negotiations Done in Good Faith?

     The third factor that the court must analyze before deciding whether to grant a motion to sell is whether the negotiations were done in good faith. See Delaware & Hudson, 124 B.R. at 176. The court will evaluate whether S-C Phoenix, as both a purchaser under bankruptcy law, and an insider under Delaware corporate law, acted in good faith.

     The Third Circuit held in Abbotts, 788 F.2d at 147, that, when approving a sale of assets pursuant to SS.363(b), a court must make a finding that the purchaser acted in good faith. Neither the Bankruptcy Code nor the Bankruptcy Rules provide a definition of "good faith." Accordingly, when evaluating a proposed transaction for "good faith" the Third Circuit applies "traditional equitable principles." Abbotts, 788 F.2d at 147. In Abbotts, the Third
Circuit stated that the "requirement that a purchaser act in good faith... speaks to the integrity of his conduct in the course of the sale proceedings." Id. The Abbotts court further stated that "(t)ypically, the misconduct that would destroy a purchaser's good faith status at a [SS.363(b)] sale involves fraud, collusion between the purchaser and other bidders or the trustee, or an attempt to take grossly unfair advantage of other bidders." Id. See also Voest-Alpine Trading USA Corp. v. Vantage Steel Corp., 919 F.2d 206,214 (3d
Cir. 1990) (finding that the transfer of assets from one corporation controlled by defendants to another corporation established and controlled by defendants "could not have taken place in good faith because it was in fact designed to hinder, defraud, or delay" the first corporation's creditors)(quotations omitted). Basically, "lack of good faith is generally determined by fraudulent conduct during the sale proceedings." In re Exennim, Inc., 715 F.2d 1401, 1404-05 (9th Cir. 1983). The "good faith requirement is key to the finality of the [court's] order approving such a sale." In re Tempo Tech. Corp., 202 B.R. 363, 372
(D. Del. 1996).

     In re Paolo Gucci, 126 F.3d 380,390 (2d Cir. 1997), the Second Circuit stated that "the good-faith analysis is focused on the purchaser's conduct in the course of the bankruptcy proceedings. This includes the purchaser's actions in preparation for and during the sale itself. That is, the good-faith requirement prohibits fraudulent, collusive actions specifically intended to affect the sale price or control the outcome of the sale." The Gucci court interpreted the Third Circuit's decision in Abbotts as stating that, even when the conduct in question begins prior to the bankruptcy proceedings, the "relevant inquiry [remains] whether th(e) conduct was intended to control the sale price or take unfair advantage of prospective bidders." See id. at 391.

     The Equity Committee argues that S-C Phoenix, as the purchaser, has not acted in good faith. The Equity Committee argues that S-C Phoenix refused to permit Phoenix to sell the American Aviation stock to Sino-American, and then it led Phoenix to believe that S-C Phoenix was interested in the American Aviation shares by negotiating it for several months. Then, when Phoenix had almost no cash left, S-C Phoenix suddenly ceased negotiations, apparently forcing Phoenix to file for bankruptcy and accept the proposed sale agreement. The Equity Committee also asserts that S-C Phoenix would benefit from the proposed sale to the detriment of the common stockholders, and that approval of the sale would give S-C Phoenix control of a company that has the potential to generate over $100,000,000 a year within the next six to eight months. Additionally, the Equity Committee asserts that the $1,000,000 buy out fee demanded in exchange for the interim debtor-in-possession financing impeded others from making offers.

         The fact that S-C Phoenix prevented Phoenix from selling the American Aviation shares does not demonstrate fraud, collusion, or unfair advantage. On the contrary, pursuant to the American Aviation Articles of Association, it was S-C Phoenix's prerogative to veto any proposed transfer. Furthermore, when Phoenix purchased the American Aviation, the Phoenix Board understood that the Articles of Association contained a restriction on transferability.

         Although S-C Phoenix negotiated with Phoenix during the summer and fall of 1997, nothing prevented Phoenix from pursuing other sources of funding. In fact, the evidence demonstrates that Phoenix actively continued to seek interested investors, even as the negotiations continued, but to no avail. Furthermore, although at the beginning of December 1997, Phoenix found itself in a financial crisis and under extreme time constraints, there is no indication that this had a negative impact on potential purchasers. On the contrary, in the year before Phoenix filed for bankruptcy, while Phoenix actively sought out financing alternatives, and in the two months since that time, no other interested investors have come forward with an offer. Accordingly, there is no evidence that S-C Phoenix used fraudulent or collusive tactics to hold Phoenix at the negotiating table until Phoenix found itself faced with either liquidation or the sale of its assets to S-C Phoenix.

         While it may be true that the sale of assets to S-C Phoenix may benefit S-C Phoenix to the detriment of the common stockholders, under the current circumstances there may not be any equity left in Phoenix. By selling its assets to S-C Phoenix, Phoenix will potentially be able to sustain its operations and obtain further funding from S-C Phoenix. Furthermore, there is no evidence that the alternative, liquidation, will protect the common stockholders' interest, either. Therefore, the fact that S-C Phoenix may benefit to the detriment of the common stockholders does not demonstrate a lack of good faith.

         Additionally, as noted above, there is no evidence that the buy out fee connected to the interim financing provisions prevented other interested investors from making offers. In fact, there is no basis for concluding that the buy out fee even influenced other potential purchasers. After a year of extensive efforts to obtain financing, and in the two months since Phoenix filed for bankruptcy, S-C Phoenix's offer is still the only offer Phoenix has received.

         The Equity Committee's final argument is that S-C Phoenix did not act in good faith because it is an insider. The fact that S-C Phoenix is a controlling stockholder does not alter the good faith analysis, as the same evidence showing that S-C Phoenix, as a purchaser, acted in good faith, demonstrates that S-C Phoenix, as a controlling stockholder, acted in good faith. Accordingly, the court concludes that S-C Phoenix, as both a purchaser and an insider, acted in good faith.

         D. Is There a Sound Business Reason For Phoenix to Sell its Assets to S-C Phoenix?

         The fourth factor that the court must analyze before deciding whether to grant a motion to sell is whether a sound business exists for the sale. See Delaware & Hudson, 124 B.R. at 176.

         The Second Circuit, in In re Lionel Corp., 722 F.2d 1063, 1071 (2d
Cir. 1983), adopted a rule similar to the sound business purpose test, requiring "that a judge determining a SS. 363(b) application expressly find from the evidence presented before him at the hearing a good business reason to grant such an application." When determining whether a good business reason exists, a court "should consider all salient factors pertaining to the proceeding," Id. The Lionel court listed several relevant factors, including the proportionate value of the asset to the estate as a whole, the amount of elapsed time since the filing, the likelihood that a plan of reorganization will be proposed and confirmed in the near future, the effect of the proposed disposition on future plans of reorganization, the proceeds to be obtained from the disposition vis-a-vis any appraisals of the property, which of the alternatives of use, sale or lease the proposal envisions, and most importantly perhaps, whether the asset is increasing or decreasing in value.

Id. Thus, when analyzing whether a sound business reason exists, this court should consider, among other relevant factors, the amount of time between filing for bankruptcy and filing the motion to sell, the effect of the proposed disposition on future plans of reorganization, and whether the asset is increasing or decreasing in value. See id. See also Delaware & Hudson, 124 B.R. at 176 (same).

         In In re Tempo Tech. Corp., 202 B.R. at 368, this court held that "[w]without a sizable pool of potential buyers, with only one buyer willing to negotiate terms of a purchase, and the Debtor's severe cash flow predicament," the Bankruptcy Court did not err when it approved a sale of assets pursuant to SS. 363(b)(1). In making this determination, the court noted that the debtor had unsuccessfully sought out other potential investment sources.

         Similarly, for nearly an entire year prior to filing for bankruptcy Phoenix sought financing alternatives to no avail. One month prior to filing for bankruptcy, Phoenix had only one investor, S-C Phoenix, that had expressed an interest in possibly investing in its company. However, in November 1997, S-C Phoenix informed Phoenix that it was no longer interested. By December 3, 1997, when Phoenix filed for bankruptcy, it had no viable alternatives for raising money, and it had enough funds to last only a few days. On December 4, 1997, Phoenix filed the motion to sell. If Phoenix had not filed for bankruptcy, and had not obtained interim debtor-in-possession financing pending approval of the motion to sell, it would have been forced to liquidate. See In re Apex Oil Company, 92 B.R. 847, 869 (Bankr.E.D. Mo. 1988)(stating that the debtor "articulated an array of compelling business reasons for the sale," noting that the debtor "will not fully liquidate under the Purchase Agreement").

         The Equity Committee asserts that Phoenix acted hastily and that Phoenix has another alternative, selling the American Aviation shares. However, the facts illustrate that by the beginning of December 1997, Phoenix had almost no cash, and after a year of vigorous efforts to obtain financing, S-C Phoenix made the only offer. Additionally, even if Phoenix could sell the American Aviation shares, this would not solve Phoenix's problem, as it would merely provide temporary funding and would not obviate the issue of finding enough money to sustain Phoenix's operations until cutover.

         Furthermore, S-C Phoenix is in a unique position to maximize the value of Phoenix's assets. S-C Phoenix is owned by investors that are known globally and have some experience in the Asian markets. S-C Phoenix would be accepted by the Joint Venture as a partner because of its reputation and its prior involvement with the Joint Venture. Therefore, approval of the sale of Phoenix's assets to S-C Phoenix will provide Phoenix with an opportunity to continue its operations, and will avoid the alternative option of liquidation.

         Accordingly, the court finds that there is a sound business purpose for granting the motion to sell substantially all of Phoenix's assets.

         The court will enter an order in accordance with this memorandum opinion.

                     IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE


IN RE:                                  )
                                        )
PHOENIX INFORMATION SYSTEMS             )
CORP., PHOENIX SYSTEMS LTD., AND        )    Case No. 97-2498 (RRM)
PHOENIX SYSTEMS GROUP, INC.,            )
                                        )
                    Debtors             )



     ORDER PURSUANT TO 11 U.S.C. ss. 105(a), 363(b), (f), AND (m), AND 365
              APPROVING ASSET PURCHASE AGREEMENT WITH S-C PHOENIX
             PARTNERS, AUTHORIZING THE SALE OF SUBSTANTIALLY ALL OF
              DEBTORS' ASSETS FREE AND CLEAR OF LIENS, CLAIMS AND
             ENCUMBRANCES, THE ASSUMPTION AND ASSIGNMENT OF CERTAIN
             EXECUTORY CONTRACTS AND LEASES, AND THE ASSUMPTION OF
                              CERTAIN LIABILITIES

          For the reasons set out in the court's February 5, 1998, opinion,

          IT IS HEREBY ORDERED that:

          1) The Debtors' motion for an order pursuant to 11 U.S.C. ss. 105(a), 363(b), (f), and (m), and 365 approving Asset Purchase Agreement with S-C Phoenix is granted.

          2) The Debtors' motion for an order pursuant to 11 U.S.C. ss. 105(a), 363(b), (f), and (m), and 365 authorizing the sale of substantially all of debtors' assets free and clear of liens, claims, and encumbrances, the assumption and assignment of certain executory contracts and leases, and the assumption of certain liabilities, pursuant to and as described in the Asset Purchase Agreement, is granted.


                                        /s/ Roderick R. McKelvie
                                        ----------------------------------------
                                        UNITED STATES DISTRICT JUDGE


Dated:  February 5, 1998